Sixth Amended and Restated

Schedule A

to the

Administration Agreement

by and between

Exchange Listed Funds Trust

and

UMB Fund Services, Inc.

Intending to be legally bound, the undersigned hereby amend and restate Schedule A to the aforesaid Agreement as follows, effective as of the date set forth below.

NAMES OF FUNDS

Knowledge Leaders Developed World ETF

The WEAR ETF

Saba Closed-End Funds ETF

ProSports Sponsors ETF

James Biblically Responsible Investment ETF

InsightShares Patriotic Employers ETF

InsightShares LGBT Employment Equality ETF

InsightShares Global Sustainability Leaders ETF

REX BKCM ETF

Peritus High Yield ETF

In witness whereof, the undersigned have executed this Sixth Amended and Restated Schedule A to the Administration Agreement between Exchange Listed Funds Trust and UMB Fund Services, Inc., effective as of the 27th day of March, 2018.

UMB FUND SERVICES, INC.		EXCHANGE LISTED FUNDS TRUST

By:		By:
	Maureen A. Quill		J. Garrett Stevens
	President		President

Date:		Date: